CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 114 to the registration statement on Form N-1A (File No.33-56339) (“Registration Statement”) of our report dated November 10, 2011, relating to the financial statements and financial highlights of Putnam International Growth Fund, a series of Putnam Investment Funds, which appear in such Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
January 24, 2012